Exhibit 99.1

Aqua Power Systems Takes Aggressive Action to Combat Suspected Illegal “Naked” Short Selling

Winter Park, FL – The Board of Directors of Aqua Power Systems, Inc. (OTC: APSI) (“the Company” or “Aqua Power”), a leader in reliable logistics and transportation solutions, held a Special Meeting of the Board on Wednesday, January 25, 2023. At the meeting a plan of action was approved by the Board to address suspected illegal “naked” short selling of the Company’s common stock.

Over the course of the last two weeks, Company management and representatives have had multiple meetings with Securities Regulators as well as the Attorney General’s office regarding what the Company believes has been targeted and illegal “naked” short selling of the Company’s common stock. The most recent meeting being a round table conference call with officials and Company management on Wednesday of this week. The Company has provided and continues to gather additional information it believes will assist regulators.

The Company strongly believes that there has been a very large volume of illegal “naked” short selling in the Company’s common stock since announcing the completion of the Company’s recent acquisition at the end of December 2022.

Robert Morris, Chief Executive Officer of Aqua Power, stated, “My first and foremost concern is for the well-being of our investors and to protect shareholders against any form of improper trading by market participants at any level. We believe that trading patterns and activity since the beginning of the year strongly suggest the work of aggressive and sustained shorting. The Company began taking decisive steps working directly with regulators. We have full intentions of taking any and all necessary steps to come to the bottom of everything and hold any wrong-doing parties accountable.”

Mr. Morris continued, “I am aware of other companies hiring law firms and other specialized reporting agencies in an effort to identify and combat illegal short selling in their own company’s stock, however we believe the stronger and more effective approach is to bring any such activity immediately and directly to those with proper power and authority to protect investors. At this point, this isn’t about the Company per se, this is about protecting individual investors and the integrity of the markets. The best disinfectant is sunlight and exposure, and we are bringing everything into clear view. We truly value our shareholders.”

Safe Harbor: This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to several uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the Company’s business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the Company with the Securities and Exchange Commission and OTC Markets, Inc. OTC Disclosure and News Service. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Stephen Carnes

407-674-9444